Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

There is no parent of the Company. The following is a listing of the significant subsidiaries of the Company.

JURISDICTION OF ORGANIZATION
McKesson Europe AG	Germany
McKesson Europe Holdings GmbH & Co. KGaA	Germany
McKesson Global Procurement & Sourcing Limited	United Kingdom
McKesson International Bermuda IP2A Limited	Bermuda
McKesson International Bermuda IP3A Limited	Bermuda
McKesson Ireland Limited	Ireland
McKesson Medical-Surgical Holdings Inc.	United States
McKesson Medical-Surgical Inc.	United States
McKesson Medical-Surgical Supply Chain Services LLP	United States
McKesson Medical-Surgical Top Holdings Inc.	United States
McKesson Plasma and Biologics LLC	United States
McKesson Specialty Care Distribution LLC	United States
McKesson UK Finance I Limited	United Kingdom
McKesson UK Finance II Limited	United Kingdom
McKesson US Finance Corporation	United States
United Drug Distributors Ireland Limited	Ireland
United Drug (Wholesale) Limited	Ireland
US Oncology Holdings, Inc.	United States
US Oncology, Inc.	United States